  Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-286918

Supplement No. 1 dated November 6, 2026

To Prospectus Supplement dated November 7, 2025

(To Prospectus dated May 2, 2025)

$300,000,000

Global Net Lease, Inc.

Common Stock

This supplement No. 1 (this “Supplement”) is being filed to update, amend and supplement certain information in the prospectus supplement, dated and filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2025 (the “Original Prospectus Supplement”), and the base prospectus, dated May 2, 2025 (the “Prospectus”), relating to the offer and sale of shares of our common stock, $0.01 par value per share (“Common Stock”), having an aggregate gross sales price of up to $300 million, pursuant to an ATM Equity Offering Sales Agreement, dated November 7, 2025 (the “Equity Sales Agreement”), with BofA Securities, Inc., BMO Capital Markets Corp., Citizens JMP Securities, LLC, KeyBanc Capital Markets Inc., M&T Securities, Inc., Truist Securities, Inc., Huntington Securities, Inc., BTIG, LLC, Colliers Securities LLC and Nomura Securities International, Inc. (acting through BTIG, LLC as agent), as sales agents (except in the case of Nomura Securities International, Inc.), principals (except in the case of Nomura Securities International, Inc.) and/or Forward Sellers (as defined in the Original Prospectus Supplement) (except in the case of BTIG, LLC, Colliers Securities LLC and M&T Securities, Inc.) (in any such capacity, each an “Agent,” and, collectively, the “Agents”) and the Forward Purchasers (as defined in the Original Prospectus Supplement). This Supplement is only intended to update, amend and supplement certain information in the Original Prospectus Supplement to the extent set forth in the following paragraph. You should read this Supplement together with the Original Prospectus Supplement and Prospectus.

On November 6, 2026, we entered into Amendment No. 1 to the ATM Equity Offering Sales Agreement with the Agents, the Forward Purchasers and Lucid Capital Markets, LLC (“Lucid”), to add Lucid as an Agent and Forward Purchaser under the Equity Sales Agreement. Accordingly, any references to “Agent” or “Agents” in the Original Prospectus Supplement shall hereafter be deemed to include Lucid and any references to “Forward Purchaser” or “Forward Purchasers” in the Original Prospectus Supplement shall hereafter be deemed to include Lucid.

Investing in our Common Stock involves risks. See the information under the caption “Risk Factors” on page S-7 of the Original Prospectus Supplement, in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and other documents filed by us with the SEC, concerning factors you should consider before making a decision to invest in our Common Stock.

Neither the SEC nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement, the Original Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

BofA Securities	BMO Capital Markets	Citizens Capital Markets	KeyBanc Capital Markets

M&T Securities	Truist Securities	Huntington Capital Markets

BTIG	Colliers Securities LLC

Lucid Capital Markets

The date of this Supplement is November 6, 2026